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                                                                    EXHIBIT 11.1


                    RESOURCE BANCSHARES MORTGAGE GROUP, INC.
            STATEMENT RE: COMPUTATION OF NET INCOME PER COMMON SHARE,
                      BASIC AND DILUTED EARNINGS PER SHARE

                   ($ in thousands, except per share amounts)

                                                           For the Quarter           For the Six Months
                                                         Ended June 30, 2000         Ended June 30, 2000
                                                         -------------------         -------------------
Net income (loss) from continuing operations                 $ (2,340)                    $ (11,542)

Net income (loss) from  continuing operations per
common share - basic (1)                                     $  (0.13)                    $   (0.63)

Net income (loss) from  continuing operations per
common share - diluted (2)                                   $  (0.13)                    $   (0.63)

Net income (loss) from discontinued operations               $ (1,895)                    $  (2,660)

Net income (loss) from discontinued operations
per common share - basic (1)                                 $  (0.11)                    $   (0.15)

Net income (loss) from discontinued operations
per common share - diluted (2)                               $  (0.11)                    $   (0.15)

1)       The number of common shares outstanding used to compute net income
(loss) per share from continuing and discontinued operations-basic was 18,017,764 and 18,337,723 for the quarter and six months ended June 30, 2000.

2) Diluted earnings from continuing and discontinued operations per common share for the quarter and six months ended June 30, 2000, was calculated based on weighted average common shares outstanding of 18,017,764 and 18,337,723 which assumes the exercise of options covering -0- shares and computes incremental shares using the treasury stock method.